As filed with the Securities and Exchange Commission on February 27, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ACHAOGEN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

68-0533693

(IRS Employer Identification No.)

1 Tower Place, Suite 300

South San Francisco, CA 94080

(Address of Principal Executive Offices) (Zip Code)

2014 Equity Incentive Award Plan

2014 Employee Stock Purchase Plan

(Full title of the plan)

Blake Wise

Chief Executive Officer

Achaogen, Inc.

1 Tower Place, Suite 300

South San Francisco, CA 94080

(Name and address of agent for service)

(650) 800-3636

(Telephone number, including area code, of agent for service)

Copies to:
Mark V. Roeder, Esq. Latham & Watkins LLP 140 Scott Drive Menlo Park, CA 94025 (650) 328-4600	Gary Loeb, Esq. General Counsel Achaogen, Inc. 1 Tower Place, Suite 300 South San Francisco, CA 94080 (650) 800-3636

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	1,700,600 (3)	$10.76	$18,298,456.00	$2,278.16
Common Stock, $0.001 par value per share	318,862 (4)	$10.76	$3,430,955.12	$427.16
Total:	2,019,462		$21,792,411.12	$2,705.32

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2014 Equity Incentive Award Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”), by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for shares reserved for future issuance under the 2014 Plan and the ESPP are based on the average of the high and the low price of the Registrant’s common stock as reported on The Nasdaq Global Market on February 20, 2018.

(3)	Represents the additional shares of common stock available for future issuance under the Registrant’s 2014 Plan resulting from an annual increase as of January 1, 2018.

(4)	Represents the additional shares of common stock available for future issuance under the Registrant’s ESPP resulting from an annual increase as of January 1, 2018.

Proposed sale to take place as soon after the effective date of the

Registration Statement as awards under the plans are granted, exercised and/or vest.

REGISTRATION OF ADDITIONAL SECURITIES

Achaogen, Inc. (the “Company”) filed with the Securities and Exchange Commission Registration Statements on Form S-8 (File Nos. 333-195348, 333-202796, 333-210280, 333-216684) on April 17, 2014, March 16, 2015, March 18, 2016 and March 14, 2017 relating to shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be offered and sold under the 2014 Plan, the ESPP and the Inducement Plan and the contents of the Registration Statements on Form S-8 (File Nos. 333-195348, 333-202796, 333-210280, 333-216684) are incorporated by reference in this Registration Statement. The Company is hereby registering an additional 1,700,600 shares of Common Stock issuable under the 2014 Plan and 318,862 shares of Common Stock issuable under the ESPP, none of which have been issued as of the date of this Registration Statement.

Item 8. Exhibits.

Reference is made under this Item 8 to the exhibit index included in this Registration Statement.

EXHIBIT INDEX

		Incorporated by Reference from				Provided Herewith
Exhibit Number	Description of Document	Registrant’s Form	File No.	Date Filed with the Commission	Exhibit Number
4.1	Amended and Restated Certificate of Incorporation of Achaogen, Inc.	8-K	001-36323	03/17/2014	3.1
4.2	Amended and Restated Bylaws of Achaogen, Inc.	8-K	001-36323	03/17/2014	3.2
4.3	Form of Common Stock Certificate.	S-1/A	333-193559	2/25/2014	4.1
4.4	Warrant to purchase shares of common stock issued to Oxford Finance LLC on November 1, 2011.	S-1	333-193559	1/24/2014	4.4
4.5	Warrant to purchase shares of common stock issued to Silicon Valley Bank on November 1, 2011.	S-1	333-193559	1/24/2014	4.5
4.6	Warrant to purchase shares of common stock issued to Oxford Finance LLC on April 30, 2012 (Term A Loan (2)).	S-1	333-193559	1/24/2014	4.6
4.7	Warrant to purchase shares of common stock issued to Oxford Finance LLC on April 30, 2012 (Term B Loan).	S-1	333-193559	1/24/2014	4.7
4.8	Form of Warrant, issued pursuant to the Securities Purchase Agreement, dated June 1, 2016, by and among Achaogen, Inc. and the purchasers named therein.	S-3	333-212253	6/24/2016	4.3
5.1	Opinion of Latham & Watkins LLP.					X
23.1	Consent of Independent Registered Public Accounting Firm.					X
23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1).					X
24.1	Power of Attorney (included on signature page hereto).					X
99.1(A)	Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-8	333-195348	4/17/2014	99.3
99.1(B)	Form of Stock Option Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-1/A	333-193559	2/12/2014	10.2(B)
99.1(C)	Form of Restricted Stock Award Agreement under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	S-1/A	333-193559	2/12/2014	10.2(C)
99.1(D)	Form of Restricted Stock Unit Award Grant Notice and Restricted Stock Unit Award Agreement under the under the Achaogen, Inc. 2014 Equity Incentive Award Plan.	10-K	001-36323	3/15/2016	10.8(D)
99.2	Achaogen, Inc. 2014 Employee Stock Purchase Plan.	S-8	333-195348	4/17/2014	99.7

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 27th day of February, 2018.

Achaogen, Inc. By: /s/ Blake Wise
Name: Blake Wise Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Blake Wise, Tobin Schilke and Gary Loeb, and each of them, as attorneys-in-fact, each with the power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Blake Wise Blake Wise	Chief Executive Officer and Director (principal executive officer)	February 27, 2018

/s/ Tobin Schilke Tobin Schilke	Chief Financial Officer (principal financial and accounting officer)	February 27, 2018

* Bryan E. Roberts, Ph.D.	Chairman of the Board	February 27, 2018

* Karen Bernstein, Ph.D.	Director	February 27, 2018

* John C. Doyle	Director	February 27, 2018

* Michael Fischbach, Ph.D.	Director	February 27, 2018

Signature	Title	Date

* Halley Gilbert	Director	February 27, 2018

* Kenneth J. Hillan, M.B., Ch.B.	Director	February 27, 2018

* Kent E. Lieginger, Pharm.D.	Director	February 27, 2018

* John W. Smither	Director	February 27, 2018

* Gregory Stea	Director	February 27, 2018

*By: /s/ Blake Wise

Blake Wise, Attorney-in-fact